Exhibit C-2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference of my report dated August 24, 2007 to the Minister of Finance on the Government of Canada’s condensed statement of financial position as at March 31, 2007 and the condensed statement of operations and accumulated deficit, condensed statement of change in net debt and condensed statement of cash flow for the fiscal year then ended attached to the Government of Canada’s Form 18-K/A dated October 1, 2007 filed pursuant to the Securities Exchange Act of 1934 into the prospectus included in Export Development Canada’s Registration Statement on Schedule B under the Securities Act of 1933 filed on December 21, 2007.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Sheila Fraser
Sheila Fraser, FCA
Auditor General of Canada

Ottawa, Canada
December 21, 2007